Exhibit 99.2

GE Transportation
(A carve-out business of General Electric Company)
Unaudited Condensed Combined Financial Statements
As of June 30, 2018 and December 31, 2017
 And for the three months and six months ended June 30, 2018 and 2017
(With Independent Auditors’ Review Report Thereon)

GE Transportation
(A carve-out business of General Electric Company)

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Independent Auditors’ Review Report

To the Board of Directors
General Electric Company:

Report on the Financial Statements

We have reviewed the condensed combined statement of financial position of GE Transportation (a carve-out business of General Electric Company) (the Company) as of June 30, 2018 and December 31, 2017, and the related condensed combined statement of earnings, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the three-month and six-month periods ended June 30, 2018 and June 30, 2017.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the combined financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the combined financial information referred to above for it to be in accordance with U.S. generally accepted accounting principles.

Report on Combined Statement of Financial Position as of December 31, 2017

We have previously audited, in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the PCAOB, the combined statement of financial position as of December 31, 2017, and the related combined statement of earnings, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited combined financial statements in our report dated June 4, 2018. In our opinion, the accompanying condensed combined statement of financial position of GE Transportation as of December 31, 2017, is consistent, in all material respects, with the audited combined financial statement from which it has been derived.

Chicago, Illinois
August 7, 2018

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF EARNINGS (UNAUDITED)

For the three months ended June 30 (In thousands)	2018	2017

Revenues
Sales of goods	$570,726	$621,046
Sales of services	346,278	344,212
Total revenues (Note 3)	917,004	965,258

Costs of revenues
Cost of goods sold	447,233	496,339
Cost of services sold	211,798	218,676
Gross profit	257,973	250,243

Selling, general and administrative expenses	142,746	116,194
Non-operating benefit costs	2,504	8,532
Other (expense) income	(6,623)	(11,492)
Earnings before income taxes	106,100	114,025

Provision for income taxes (Note 14)	(19,965)	(30,853)
Net earnings	86,135	83,172

Less net earnings attributable to noncontrolling interests	580	4,002
Net earnings attributable to Parent	$85,555	$79,170

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF EARNINGS (UNAUDITED)

For the six months ended June 30 (In thousands)	2018	2017

Revenues
Sales of goods	$1,101,781	$1,312,160
Sales of services	672,107	668,425
Total revenues (Note 3)	1,773,888	1,980,585

Costs of revenues
Cost of goods sold	881,336	1,116,321
Cost of services sold	405,955	446,245
Gross profit	486,597	418,019

Selling, general and administrative expenses	264,770	228,713
Non-operating benefit costs	5,155	11,262
Other (expense) income	(4,362)	(20,961)
Earnings before income taxes	212,310	157,083

Provision for income taxes (Note 14)	(44,084)	(56,984)
Net earnings	168,226	100,099

Less net earnings attributable to noncontrolling interests	4,136	6,811
Net earnings attributable to Parent	$164,090	$93,288

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

For the three months ended June 30 (In thousands)	2018	2017

Net earnings	$86,135	$83,172
Less net earnings attributable to noncontrolling interests	580	4,002
Net earnings attributable to Parent	85,555	79,170

Other comprehensive (loss) income
Foreign currency translation adjustments	(31,893)	2,733
Benefit plans, net of taxes	48	576
Other comprehensive (loss) income, net of taxes	(31,844)	3,309
Less other comprehensive loss attributable to noncontrolling interests	(4,180)	(485)
Other comprehensive (loss) income attributable to Parent	(27,665)	3,794

Comprehensive income	54,290	86,481
Less comprehensive (loss) income attributable to noncontrolling interests	(3,600)	3,517
Comprehensive income attributable to Parent	$57,890	$82,964

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

For the six months ended June 30 (In thousands)	2018	2017

Net earnings	$168,226	$100,099
Less net earnings attributable to noncontrolling interests	4,136	6,811
Net earnings attributable to Parent	164,090	93,288

Other comprehensive (loss) income
Foreign currency translation adjustments	(20,849)	20,078
Benefit plans, net of taxes	2,173	772
Other comprehensive (loss) income, net of taxes	(18,676)	20,850
Less other comprehensive (loss) income attributable to noncontrolling interests	(2,400)	1,331
Other comprehensive (loss) income attributable to Parent	(16,276)	19,519

Comprehensive income	149,550	120,949
Less comprehensive income attributable to noncontrolling interests	1,736	8,142
Comprehensive income attributable to Parent	$147,814	$112,807

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF CHANGES IN EQUITY (UNAUDITED)

(In thousands)	Net Parent Investment	Accumulated Other Comprehensive Income / (Loss)	Equity Attributable to Noncontrolling Interests	Total Equity

Balances as of January 1, 2017	$1,425,679	$(70,916)	$28,201	$1,382,964

Net earnings	93,288	-	6,811	100,099
Foreign currency translation adjustments	-	18,742	1,336	20,078
Benefit plans, net of taxes	-	777	(5)	772
Transfers (to) from Parent	221,471	-	-	221,471
Changes in equity attributable to noncontrolling interests	-	-	11,182	11,182
Total equity balance as of June 30, 2017	$1,740,438	$(51,397)	$47,525	$1,736,566

Balances as of January 1, 2018	$1,687,151	$(55,592)	$41,664	$1,673,223

Net earnings	164,090	-	4,136	168,226
Foreign currency translation adjustments	-	(18,432)	(2,417)	(20,849)
Benefit plans, net of taxes	-	2,156	17	2,173
Transfers (to) from Parent	6,499	-	-	6,499
Changes in equity attributable to noncontrolling interests	-	-	1,302	1,302
Total equity balance as of June 30, 2018	$1,857,740	$(71,868)	$44,702	$1,830,574

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

	June 30,	December 31,
(In thousands)	2018 (Unaudited)	2017

Assets
Cash, cash equivalents and restricted cash	$131,516	$105,338
Current receivables, net (Note 6)	207,527	172,386
Inventories (Note 7)	675,156	560,443
Contract and other deferred assets (Note 3)	581,100	535,442
Prepaid expenses and other current assets (Note 10)	230,426	226,280
Total current assets	1,825,725	1,599,889

Property, plant and equipment, net (Note 8)	931,717	943,168
Goodwill and intangible assets (Note 9)	536,192	537,526
Long-term contract and other deferred assets (Note 3)	400,933	321,392
Deferred income taxes (Note 14)	64,410	64,839
Other assets (Note 11)	80,294	77,759
Total assets	$3,839,271	$3,544,573

Liabilities and equity
Short-term borrowings (Note 12)	$24	$45
Accounts payable	706,706	604,328
Progress collections and deferred income (Note 3)	619,410	592,427
Other current liabilities (Note 15)	284,247	282,723
Total current liabilities	1,610,387	1,479,523

Long-term borrowings (Note 12)	67,509	44,257
Long-term progress collections and other deferred income (Note 3)	17,333	23,797
Deferred income taxes (Note 14)	224,716	231,582
Other liabilities (Note 15)	88,752	92,191
Total liabilities	2,008,697	1,871,350

Net parent investment	1,857,740	1,687,151
Accumulated other comprehensive loss	(71,868)	(55,592)
Total equity attributable to Parent	1,785,872	1,631,559

Equity attributable to noncontrolling interests	44,702	41,664
Total equity	1,830,574	1,673,223
Total liabilities and equity	$3,839,271	$3,544,573

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

CONDENSED COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)

For the six months ended June 30 (In thousands)	2018	2017
Cash flows - operating activities
Net earnings	$168,226	$100,099
Less net earnings attributable to noncontrolling interests	4,136	6,811
Net earnings attributable to the Parent	164,090	93,288

Adjustments to reconcile net earnings attributable to the Parent to cash provided by (used for) operating activities:
Depreciation and amortization expenses	78,183	86,754
Unrealized losses from derivative instruments	1,620	4,205
Share-based compensation expense	5,524	3,754
Deferred income taxes	(6,436)	(30,647)
Gains from sale of property, plant and equipment	(955)	(2,103)
Gains from disposal of business	(5,614)	-
Changes in operating assets and liabilities:
(Increase) decrease in current receivables	(57,126)	23,295
(Increase) decrease in inventories	(101,767)	43,361
(Increase) in contract and other deferred assets	(123,045)	(11,680)
(Increase) in prepaid expenses and other assets	(1,311)	(62,453)
Increase (decrease) in accounts payable	134,175	(48,450)
Increase (decrease) in progress collections and other deferred income	23,806	(104,457)
(Increase) decrease in other liabilities	(10,130)	(23,314)
All other operating activities	(24,578)	(5,673)
Cash provided by (used for) operating activities	76,436	(34,120)

Cash flows - investing activities
Additions to property, plant and equipment	(56,041)	(71,022)
Dispositions of property, plant and equipment	1,315	4,099
Additions to software	(19,040)	(30,885)
Proceeds from principal business dispositions	5,687	-
Investment in associated companies	(323)	(50,104)
All other investing activities	9	3,939
Cash (used for) investing activities	(68,393)	(143,973)

Cash flows - financing activities
Newly issued debt (maturities longer than 90 days)	24,570	-
Repayments and other reductions (maturities longer than 90 days)	-	(5,167)
Transfers (to) from Parent	6,499	221,471
All other financing activities	(10,521)	12,922
Cash provided by financing activities	20,548	229,226

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(2,413)	10,139
Increase in cash, cash equivalents and restricted cash	26,178	61,272

Cash, cash equivalents and restricted cash at beginning of year	105,338	151,151
Cash, cash equivalents and restricted cash at June 30	$131,516	$212,423

Supplemental disclosure of cash flow information
Cash paid during the six months ended June 30 for interest on borrowings	$-	$(947)
Cash paid during the six months ended June 30 for income taxes	$(78,720)	$(131,902)

See Notes to the Condensed Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1          DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF THE BUSINESS

GE Transportation (the “Business”, “GET”, “our” or “we”) is a carve-out business of General Electric Company (“GE” or “Parent”). We are a leading global provider of products and solutions to transportation, logistics and other industrial markets. We design, engineer and manufacture diesel-electric locomotives, supply associated aftermarket parts and services, and provide digital solutions. Our culture of innovation and differentiated aftermarket solutions has allowed us to build a leading global installed base of diesel-electric locomotives, significant contracted services backlog and longstanding customer relationships. Our products and services are critical to our customers’ operating and financial success and enable them to operate with reliability and efficiency. Leveraging our heritage in diesel-electric locomotives, we have continued to innovate to expand our technologies into new products, end markets and logistics applications. Leveraging our core competencies in locomotive manufacturing, we produce electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications. We have combined industry leadership with engineering and software capabilities to build a digital business that is leading the transformation of the transportation and mining industries. We employ approximately 9,000 employees and serve customers across approximately 60 countries.

The Business is comprised of three reportable segments, which reflect the way performance is assessed and resources are allocated. These reportable segments are Equipment, Services, and Digital.

On May 21, 2018, GE and Westinghouse Air Brake Technologies (“Wabtec”) Corporation announced that they had entered into a definitive agreement whereby Wabtec would acquire the Business (the “Proposed Transaction”).

Under the agreement, which has been approved by the Boards of Directors of Wabtec and GE, GE will receive $2.9 billion in cash at closing. GE shareholders will own approximately 40.2%, GE will own approximately 9.9%, and Wabtec shareholders will own approximately 49.9% of the combined company on a fully diluted basis.

BASIS OF PRESENTATION

These condensed combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE. These unaudited condensed combined financial statements as of June 30, 2018 and for each of the three months and six months ended June 30, 2018 and 2017 are presented as carve-out financial statements and reflect the condensed combined historical results of earnings, comprehensive income, financial position and cash flows of the Business, in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Refer below to Recent Accounting Pronouncements Reflected in These Condensed Combined Financial Statements for a summary of recent accounting pronouncements that were adopted and applied in these condensed combined financial statements.

These condensed combined financial statements consolidate all majority-owned subsidiaries of the Business. The noncontrolling interests have been shown in the Condensed Combined Statement of Financial Position as Equity attributable to noncontrolling interests.

All intercompany balances and transactions within the Business have been eliminated in these condensed combined financial statements. As described in Note 5 Related Party Transactions, certain transactions between the Business and GE have been included in these condensed combined financial statements.

The Condensed Combined Statement of Financial Position reflects, among other things, all of the assets and liabilities of GE and the Business that are specifically identifiable as being directly attributable to the Business, including Net parent investment as a component of equity. Net parent investment represents GE’s historical investment in the Business and includes accumulated net earnings attributable to GE, the net effect of transactions with GE and GE entities, and cost allocations from GE that were not historically allocated to the Business.

GE Transportation
(A carve-out business of General Electric Company)

GE uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Business would have financed its operations had it been a stand-alone business separate from GE during the periods presented. Cash pooling arrangements are excluded from the asset and liability balances in the Condensed Combined Statement of Financial Position. These amounts have instead been reported as Net parent investment as a component of equity.

GE and its affiliates provide a variety of services to the Business. The Business may also sell products in the ordinary course of business to GE and its affiliates. The Condensed Combined Statement of Earnings includes expense allocations for services and certain support functions (“GE Corporate Overhead”) that are provided on a centralized basis within GE such as legal, business development, human resources, corporate audit, treasury and various other GE corporate functions that are routinely allocated to the Business and reflected in the Condensed Combined Statement of Earnings in Selling, general and administrative expenses. In addition to GE Corporate Overhead allocations, Selling, general and administrative expenses that would have been incurred in the ordinary course of business if the Business operated as a stand-alone company, such as compensation and benefits for employees of the Business, were included based on either specific identification of direct expenses or an allocation using an approach related to the nature of the item (e.g., external revenue or headcount).

Where allocations of amounts were necessary, the Business believes the allocation of these amounts was determined on a reasonable basis, reflecting all of the costs of GE Transportation and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Business operated as a separate stand-alone entity during the periods presented. Consequently, these condensed combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate stand-alone entity from GE during the periods presented.

INTERIM PERIOD PRESENTATION

These condensed combined financial statements and notes thereto are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of our results of earnings, financial position and cash flows. The results reported in these condensed combined financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. It is suggested that these condensed combined financial statements be read in conjunction with the annual combined financial statements for the year ended December 31, 2017 and notes thereto.

NOTE 2          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of condensed combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of these condensed combined financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While the Business believes that the estimates and assumptions used in the preparation of these condensed combined financial statements are appropriate, actual results could differ from those estimates.

Estimates are used for, but are not limited to, determining the following: estimates of variable revenues and/or costs on long-term revenue generating contracts, recoverability of long-lived assets and inventory, valuation of goodwill, useful lives used in depreciation and amortization, income taxes and related valuation allowances, accruals for contingencies including warranties, actuarial assumptions used to determine costs on employee benefit plans, valuation assumptions for long term stock-based compensation expense, valuation and recoverability of receivables, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

Our revenue recognition on long-term Contractual Service Agreements (“CSAs”) requires estimates of both customer payments expected to be received over the contract term as well as the costs expected to be incurred to perform required maintenance services. We routinely review estimates under CSAs and regularly revise them to adjust for changes in outlook, however these estimates may materially vary from actual payments and costs incurred over the life of the contracts.

GE Transportation
(A carve-out business of General Electric Company)

Additionally, please refer to Note 2, Summary of Significant Accounting Policies, in the annual 2017 combined financial statements for the discussion of our significant accounting policies.

(A)	RECENT ACCOUNTING PRONOUNCEMENTS REFLECTED IN THESE CONDENSED COMBINED FINANCIAL STATEMENTS

Our combined annual financial statements for the year ended December 31, 2017 included the adoption of the following new accounting standards that became effective for annual reporting periods beginning after December 15, 2017. As a result, these interim condensed combined financial statements are consistently presented in accordance with the following recently adopted standards:

•	ASU No. 2014-09, Revenue from Contracts with Customers. Refer to Note 3 Revenue Related to Contracts with Customers for more details.
•	ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. Refer to the combined annual financial statements for more details.
•	ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. Refer to the combined annual financial statements for more details.
•
ASU 2017-07, Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Refer to the combined annual financial statements for more details.

•	ASU 2015-11, Inventory (Topic 330), Simplifying of the Measurement of Inventory. Refer to the combined annual financial statements for more details.
•	ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. Refer to the combined annual financial statements for more details.
•	ASU 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. Refer to the combined annual financial statements for more details.

The following standards have been adopted within these interim condensed combined financial statements:

•
ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU provides a new framework that will assist in the evaluation of whether business combination transactions should be accounted as acquisition of a business or a group of assets, as well as specifying the minimum required inputs and processes necessary to be a business. The provisions of this ASU are effective for years beginning after December 15, 2017. All disposals in the current period were accounted for under the provision of the new guidance.

•
ASU 2016-16, Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory. This standard amends existing guidance on income taxes to require the accounting for the income tax effects of intercompany sales and transfers of assets other than inventory when the transfer occurs. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The pronouncement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted at the beginning of an annual period for which no financial statements have already been issued. This amendment has been applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption, which did not have an impact on our historical results.

•
ASU 2016-18, Statement of Cash Flows: Restricted Cash. This standard requires the changes in the total of cash and restricted cash to be presented in the statement of cash flows. In addition, when cash and restricted cash are presented on separate lines on the balance sheet, an entity is required to reconcile the totals in the statement of cash flows to the related line items in the balance sheet. While not a direct effect of the adoption of the standard, to simplify the reconciliation of the statement of cash flows to the cash balances presented in our statement of financial position, we have elected to present cash and restricted cash as a single line on the balance sheet, which did not have an impact on our historical results.

GE Transportation
(A carve-out business of General Electric Company)

 (B)          OTHER RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill. This ASU simplifies the measurement of goodwill impairment to a single-step test. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation, and will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Under the revised guidance, failing step one will always result in goodwill impairment. The new guidance is effective for annual and interim goodwill impairment tests beginning after December 15, 2019 and early adoption is permitted. The Business is currently evaluating the impact of the adoption of ASU 2017-04 on our combined financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU introduces a new accounting model, the Current Expected Credit Losses model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models under current U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables and is effective for fiscal years beginning after December 15, 2019. We continue to evaluate the effect of the standard on our combined financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASU 2016-02), creating ASC Subtopic 842, Leases. ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to present a right-of-use asset and a corresponding lease liability on the balance sheet. Lessor accounting is substantially unchanged compared to the current accounting guidance. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, and for the interim and annual reporting periods thereafter, with early adoption permitted. The Business is currently evaluating the impact of the adoption of ASU 2016-02 on our combined financial statements.

NOTE 3          REVENUE RELATED TO CONTRACTS WITH CUSTOMERS

ADOPTION OF TOPIC 606 REVENUE FROM CONTRACTS WITH CUSTOMERS

All periods presented in the condensed combined financial statements are presented under the FASB’s new accounting standard codification Topic 606 Revenue from Contracts with Customers as we elected the full retrospective method of adoption.

DISAGGREGATION OF REVENUES

GE Transportation
(A carve-out business of General Electric Company)

GEOGRAPHIC MARKETS

For the three months ended June 30,
(In thousands)	Equipment	Services	Digital	Total

U.S.
2018	$144,998	$321,577	$51,831	$518,406
2017	180,089	332,028	48,765	560,882

Europe
2018	7,849	1,873	(451)	9,271
2017	19,763	1,166	1,371	22,300

Asia
2018	57,092	63,243	840	121,175
2017	32,941	46,880	696	80,517

Other
2018	111,529	143,881	12,742	268,152
2017	180,960	106,123	14,476	301,559

Total revenue
2018	$321,468	$530,574	$64,962	$917,004
2017	413,753	486,197	65,308	965,258

For the six months ended June 30,
(In thousands)	Equipment	Services	Digital	Total

U.S.
2018	$257,802	$646,349	$83,896	$988,047
2017	442,063	561,100	98,734	1,101,897

Europe
2018	14,574	1,796	700	17,070
2017	34,200	3,053	2,010	39,263

Asia
2018	141,252	115,830	3,632	260,714
2017	171,927	115,542	1,367	288,836

Other
2018	185,833	273,159	49,065	508,057
2017	313,692	211,640	25,257	550,589

Total revenue
2018	$599,461	$1,037,134	$137,293	$1,773,888
2017	961,882	891,335	127,368	1,980,585

GE Transportation
(A carve-out business of General Electric Company)

Geographic market is defined as the “ship to” location.

CONTRACT AND OTHER DEFERRED ASSETS AND PROGRESS COLLECTIONS AND OTHER DEFERRED INCOME

Contract assets reflect revenues earned in excess of billings on our long-term contracts related to our equipment and CSAs. Contract liabilities reflect billings in excess of revenue recognized on similar agreements. Other deferred assets are fulfillment costs that principally relate to contractually required non-recurring engineering incurred during the initial design phase of a contract, which is recoverable over revenues generated as part of our production efforts. Recoverable costs are capitalized and amortized to Costs of revenues based on their expected pattern of benefit of the customers’ order. Amortization of fulfillment costs was approximately $8,944 thousand and $9,422 thousand for the three months ended June 30, 2018 and 2017, respectively, and $12,553 thousand and $15,198 thousand for the six months ended June 30, 2018 and 2017, respectively.

Revenue recognized that was included in the contract liability at the beginning of the period was $119,741 thousand and $124,560 thousand for the three months ended June 30, 2018 and 2017, respectively, and $280,321 thousand and $374,755 thousand for the six months ended June 30, 2018 and 2017, respectively.

CONTRACT AND OTHER DEFERRED ASSETS, NET

Contract and other deferred assets and progress collections, considering current and non-current classification, as of June 30, 2018 and December 31, 2017, are as follows:

	June 30,	December 31,
(in thousands)	2018	2017

Contractual service agreements (a)	$348,538	$416,199
Equipment contract revenue (b)	201,336	79,588
Deferred inventory costs (c)	31,226	39,655
Total contract and other deferred assets	$581,100	$535,442

Long-term contractual service agreements (a)	$268,122	$193,389
Long-term equipment contract revenue (b)	37,680	33,484
Long-term non-recurring engineering costs (d)	95,131	86,868
Other	-	7,651
Total long-term contract and other deferred assets	$400,933	$321,392

Progress collections (e)	$601,655	$564,971
Deferred income	17,755	27,456
Total progress collections and deferred income	$619,410	$592,427

Long-term progress collections (e)	$17,071	$20,740
Long-term deferred income	262	3,057
Total long-term progress collections and other deferred income	$17,333	$23,797
Total contract and other deferred assets, net	$345,290	$240,610

(a)	Reflects revenues earned in excess of billings on our CSAs in our Services segment.

(b)	Reflects revenues earned in excess of billings primarily on our long-term contracts to construct equipment principally in our Equipment and Digital segments.

GE Transportation
(A carve-out business of General Electric Company)

(c)	Represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.

(d)
Includes fulfillment costs incurred prior to production (e.g., engineering costs specific to an individual customer’s contract) for long-term equipment production contracts, primarily within our Equipment segment.

(e)	Includes billings in excess of revenue on our long-term equipment and CSAs.

Contract assets, net, increased by $112,498 thousand from December 31, 2017 due to an increase in revenue recognized in excess of billings principally in our Equipment segment, offset by an increase in progress collections principally in our Equipment segment. The changes in estimates for the six months ended June 30, 2018 and 2017, principally within our CSA portfolio in Services, increased revenue and operating income by approximately $27,058 thousand and $25,533 thousand, respectively.

REMAINING PERFORMANCE OBLIGATIONS

As of June 30, 2018, the aggregate amount of the transaction price allocated to the unsatisfied (or partially unsatisfied) performance obligations was $15,615,131 thousand. This amount excludes highly probable but uncommitted purchases from our customers that are not legally enforceable. We expect to recognize revenue as we satisfy the remaining performance obligations as follows:

•	Equipment - total remaining performance obligations of $5,377,356 thousand of which 73% is expected to be satisfied within 5 year(s) and the remaining thereafter.

•	Services - total remaining performance obligations of $9,761,717 thousand of which 49% is expected to be satisfied within 5 year(s), 78% within 10 year(s) and the remaining thereafter.

•	Digital - total remaining performance obligations of $476,057 thousand of which 82% is expected to be satisfied within 5 year(s) and the remaining thereafter.

NOTE 4          CASH, CASH EQUIVALENTS AND RESTRICTED CASH

As of June 30, 2018, $109,716 thousand of cash and equivalents were held in bank accounts and cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction.

NOTE 5          RELATED PARTY TRANSACTIONS

As discussed in Note 1 Description of Business and Basis of Presentation, GE provides the Business with a number of services. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s Corporate Overhead, or (b) billed directly to the Business (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services (such as GE Global Research Center) under various master purchasing and service agreements to which GE (and not the Business) is a party. We are billed directly for services we procure under these arrangements.

We receive an allocated share of GE’s Corporate Overhead for certain services that GE provides to the Business, but which are not specifically billed to the Business, such as public relations, investor relations, treasury, and corporate internal audit services. Costs of $6,291 thousand and $6,791 thousand for the three months ended June 30, 2018 and 2017, respectively and $12,582 thousand and $13,582 thousand for the six months ended June 30, 2018 and 2017, respectively, were recorded in our Unaudited Condensed Combined Statement of Earnings for our allocated share of GE’s Corporate Overhead. The Business has related party revenues of $3,122 thousand and $156 thousand for the three months ended June 30, 2018 and 2017, respectively and $3,755 thousand and $359 thousand for the six months ended June 30, 2018 and 2017, respectively. The majority of these sales were made by the Equipment segment to other GE industrial business units.

GE Transportation
(A carve-out business of General Electric Company)

These condensed combined financial statements include additional related party transactions with GE and GE entities that include the following:

•
Amounts for due to / due from affiliates are recorded in Accounts payable and Current receivables, and are settled in cash. The Business has accounts payable resulting from amounts due to affiliates of $82,492 thousand and $48,057 thousand as of June 30, 2018 and December 31, 2017, respectively. The Business has current receivables resulting from amounts due from affiliates of $31,952 thousand and $21,259 thousand as of June 30, 2018 and December 31, 2017, respectively.

•
The Business factors U.S. and non-U.S. receivables through its Working Capital Solutions (“WCS”), on a recourse and nonrecourse basis pursuant to various factoring and servicing agreements. The Business had factored receivables of $134,370 thousand and $146,221 thousand without recourse as of June 30, 2018 and December 31, 2017, respectively. The Business had factored receivables of $3,477 thousand and $3,989 thousand with recourse as of June 30, 2018 and December 31, 2017, respectively. For agreements with recourse, the Business establishes a bad debt reserve based on the aging policy. Historically, the Business has outsourced our servicing responsibilities to Global Operations AR CoE for a market-based fee, and therefore, no servicing asset or liability has been recorded on the Unaudited Condensed Combined Statement of Financial Position as of June 30, 2018 and December 31, 2017. Under the programs, the Business incurred interest expense and finance charges of $3,787 thousand and $8,514 thousand for the three months ended June 30, 2018 and 2017, respectively, and $6,694 thousand and $14,049 thousand for the six months ended June 30, 2018 and 2017, respectively, which are included in Other (expense) income.

•
The Business’s North American operations participate in accounts payable programs with Trade Payables Services (“TPS”). The Business’s liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the Condensed Combined Statement of Financial Position, was $411,878 thousand and $332,584 thousand as of June 30, 2018 and December 31, 2017, respectively.

•	The Business participates in GE Treasury centralized hedging and offsetting programs. See Note 13 Derivatives and Hedging.

•	Employees of the Business participate in pensions and benefit plans that are sponsored by GE. See Note 18 Pension and Postretirement Benefit Plans.

•	GE grants stock options, restricted stock units and performance share units to its group employees, including those of GE Transportation, under the GE Long-Term Incentive Plan.

•	Lease agreements are based on market terms. The Business incurs rent expense resulting from related party leases with GE or GE entities as lessor. See Note 17 Leases.

•
All adjustments relating to certain transactions among the Business, GE and GE entities, which include the transfer of the balance of cash and equivalents to GE, transfer of the balance of cash held in cash pooling arrangements to GE, settlement of intercompany debt between the Business and GE or other GE entities and pushdown of all costs of doing business that were paid on behalf of the Business by GE or GE entities, are classified as Net parent investment.

GE Transportation
(A carve-out business of General Electric Company)

NOTE 6          CURRENT RECEIVABLES, NET

Current receivables, net, as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017

Customer receivables	$123,950	$86,882
Due from GE	31,952	21,259
Sundry receivables	60,037	69,127
	215,939	177,268
Less allowance for doubtful accounts	(8,412)	(4,882)
Current receivables, net	$207,527	$172,386

Sundry receivables primarily consist of value added tax receivables.

NOTE 7          INVENTORIES

Inventories as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017

Raw materials and work in process	$391,627	$268,261
Finished goods	283,529	292,182
Total inventories	$675,156	$560,443

NOTE 8          PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net as of June 30, 2018 and December 31, 2017 consist of the following:

	Depreciable	Original Cost		Net Carrying Value
	Life	June 30,	December 31,	June 30,	December 31,
(In thousands)	(in years)	2018	2017	2018	2017

Land and improvements	8(a)	$18,115	$19,857	$15,443	$16,781
Buildings, structures and related equipment	8-40	571,770	565,076	343,984	337,978
Machinery and equipment (b)	4-20	1,252,344	1,305,883	464,898	476,407
Leasehold costs and manufacturing
plant under construction	3-10	118,445	100,597	107,392	112,002
Total property, plant and equipment, net		$1,960,674	$1,991,413	$931,717	$943,168
ELTO (net)		$29,101	$30,075	$14,337	$12,135

GE Transportation
(A carve-out business of General Electric Company)

(a)	Depreciable lives exclude land.

(b)
Equipment leased to others (“ELTO”) is presented in the line item Machinery and equipment. This is equipment we own that is available to lease to customers and is stated at cost less accumulated depreciation.

Total depreciation expense was $26,958 thousand and $29,294 thousand for the three months ended June 30, 2018 and 2017 and$55,109 thousand and $62,438 thousand for the six months ended June 30, 2018 and 2017, respectively.

NOTE 9          INTANGIBLE ASSETS

INTANGIBLE ASSETS OTHER THAN GOODWILL

Intangible assets and accumulated amortization as of June 30, 2018 and December 31, 2017 consist of the following:

		June 30, 2018			December 31, 2017
	Useful	Gross			Gross
	Life	Carrying	Accumulated		Carrying	Accumulated
(In thousands)	(in years)	Amount	Amortization	Net	Amount	Amortization	Net

Customer-related	11-20	$21,818	$(8,338)	$13,480	$21,860	$(7,636)	$14,224
Patents & technology	7-11	58,800	(26,056)	32,744	56,866	(21,419)	35,447
Capitalized software - internal-use	5	219,134	(130,174)	88,960	211,209	(116,151)	95,058
Capitalized software - external	5-10	144,060	(25,953)	118,107	130,245	(20,358)	109,887
Trademarks & other	18-30	277	-	277	286	-	286
Total		$444,089	$(190,521)	$253,568	$420,466	$(165,564)	$254,902

During the six months ended June 30, 2018, we recorded additions to intangible assets subject to amortization of $19,040 thousand, primarily driven by capitalized software.

Amortization expense related to intangible assets subject to amortization was $11,523 thousand and $10,810 thousand for the three months ended June 30, 2018 and 2017 and $23,074 thousand and $24,316 thousand for the six months ended June 30, 2018 and 2017, respectively.

NOTE 10          PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017

Derivative assets	$65	$3,303
Miscellaneous deferred charges	33,944	36,807
Prepaid insurance and other	5,197	6,080
Income tax receivable	183,641	179,394
Other	7,579	696
Prepaid expenses and other current assets	$230,426	$226,280

GE Transportation
(A carve-out business of General Electric Company)

NOTE 11          OTHER ASSETS

Other assets as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017

Associated companies (a)	$57,334	$56,428
Other assets (b)	22,960	21,331
Total other assets	$80,294	$77,759

(a)	Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%.
(b)	Other assets mainly consist of long-term prepaid expenses and non-current value added tax receivables.

NOTE 12          BORROWINGS

In September 2017, the Business entered into an unsecured loan facility agreement with Wipro GE Healthcare Private Limited to fund various ongoing projects and operational requirements. The loan had a total disbursement value of $68,703 thousand, disbursed in three tranches. As of December 31, 2017 the first two tranches had been disbursed with a total value of $44,256 thousand. The final tranche was disbursed in the first quarter of 2018. The loan carries an 8% annual interest rate, compounded quarterly and matures in three tranches due October 2019, November 2019, and January 2020. Interest included in interest expense for long-term borrowings, including the current portion, is $1,256 thousand and $0 thousand for the three months ended June 30, 2018 and 2017 and $2,480 thousand and $0 thousand for the six months ended June 30, 2018 and 2017, respectively. Interest expense is included within Other (expense) income in the Unaudited Condensed Combined Statement of Earnings.

Due to the nature and terms of the debt, the Business carries the debt at face value and did not recognize a discount or premium at issuance. The current portion of long-term debt is included in Short-term borrowings, and the non-current portion of the debt is included in Long-term borrowings. The amounts outstanding under the long-term borrowings as of June 30, 2018 and December 31, 2017 are reflected in the table below.

LETTERS OF CREDIT

As of June 30, 2018 and December 31, 2017, the Business has off-balance sheet credit exposure for unused letters of credit, bank guarantees, bid bonds, and surety bonds of approximately $679,779 thousand and $532,196 thousand, respectively.

Borrowings as of June 30, 2018 and December 31, 2017 consist of the following:

Short-term borrowings
	June 30,	December 31,
(In thousands)	2018	2017

Current portion of long-term borrowings	$24	$45
Total short-term borrowings	$24	$45

GE Transportation
(A carve-out business of General Electric Company)

Long-term borrowings
		June 30,	December 31,
(In thousands)		2018	2017

Long-term portion of borrowings	Maturities 2019-2020	$67,509	$44,257
Total long-term borrowings		$67,509	$44,257

Total interest expense and other finance charges were $5,055 thousand and $9,141 thousand for the three months ended June 30, 2018 and 2017 and $9,381 thousand and $15,353 thousand for the six months ended June 30, 2018 and 2017, respectively. Interest expense includes expense related to current receivable factoring programs. See Note 4 Related Party Transactions.

NOTE 13          DERIVATIVES AND HEDGING

Economic hedges are not designated as hedged from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship), but otherwise serve the same economic purpose as other hedging arrangements. We use economic hedges when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting or when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative, making hedge accounting unnecessary. Even though the derivative is an effective economic hedge, there may be a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item. Notional amounts outstanding are approximately $374,724 thousand and $332,821 thousand as of June 30, 2018 and December 31, 2017, respectively.

The following table provides information about the fair value of our derivatives, by contract type and the accounts in the Unaudited Condensed Combined Statement of Financial Position in which the balances are presented:

	June 30, 2018		December 31, 2017
	Prepaid expenses	Other	Prepaid expenses	Other
	and other	current	and other	current
(In thousands)	current assets	liabilities	current assets	liabilities
Fair Value
Currency exchange and commodity contracts	$65	$11,530	$3,303	$6,372

Derivative instruments are principally administered by GE and the gains are $6,273 thousand and $4,069 thousand for the three months ended June 30, 2018 and 2017 and $8,140 thousand and $9,507 thousand for the six months ended June 30, 2018 and 2017, respectively. These gains are included in Other (expense) income.

NOTE 14          INCOME TAXES

Our consolidated effective income tax rates were 21% and 36% during the six months ended June 30, 2018 and 2017, respectively. The rate for 2018 benefited from a lower U.S. statutory rate effective for years beginning in 2018 due to U.S. tax reform and favorable changes in mix of earnings.

On December 22, 2017, the U.S. enacted legislation commonly known as the Tax Cuts and Jobs Act (“U.S. tax reform”) that lowered the statutory tax rate on U.S. earnings to 21%, taxes historic foreign earnings at a reduced rate of tax, establishes a territorial tax system and enacts new taxes associated with global operations.

The impact of enactment of U.S. tax reform was recorded on a provisional basis as the legislation provides for additional guidance to be issued by the U.S. Department of the Treasury on several provisions. Guidance during 2018 could impact the information required for and the calculation of the foreign-derived intangible income (“FDII”), base erosion anti-abuse tax (“BEAT”) and global intangible low-taxed income (“GILTI”) provisions and could affect decisions that affect the tax on various U.S. and foreign items, which would

GE Transportation
(A carve-out business of General Electric Company)

further impact the final amounts included in these provisions and impact the revaluation of deferred taxes. In addition, analysis performed and conclusions reached as part of the tax return filing process and additional guidance on accounting for U.S. tax reform could affect the provisional amount.

Additionally, as part of tax reform, the U.S. has enacted a minimum tax on foreign earnings (“GILTI”). We have not made an accounting policy election on the deferred tax treatment and, consequently, we have not made an accrual for the deferred tax aspects of this provision.

In the next twelve months, we do not expect uncertain tax positions to materially change.

NOTE 15          OTHER CURRENT LIABILITIES AND OTHER LIABILITIES

OTHER CURRENT LIABILITIES

Other current liabilities as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017
Employee related liabilities (a)	$122,861	$90,801
Derivative liabilities	11,530	6,372
Discounts and allowances	11,119	14,132
Accrued taxes	48,258	47,113
Accrued costs for freight, utility & other	25,975	28,563
Warranties	23,132	49,564
Restructuring and sundry losses (b)	16,277	24,032
Other current liabilities (c)	25,095	22,146
Total other current liabilities	$284,247	$282,723

(a)	Employee related liabilities are largely comprised of payroll, employee compensation and benefits, pension and other postretirement benefit obligations.

(b)
Restructuring accruals and accruals for legal costs arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

(c)	Other current liabilities primarily consist of accruals related to prior acquisitions and investments, as well as various other miscellaneous accruals.

OTHER LIABILITIES

Other liabilities as of June 30, 2018 and December 31, 2017 consist of the following:

	June 30,	December 31,
(In thousands)	2018	2017
Employee related liabilities (a)	$21,237	$27,135
Sundry losses	684	8,503
Warranties	43,094	30,753
Tax related liabilities (b)	6,041	7,163
Other liabilities (c)	17,696	18,637
Total other liabilities	$88,752	$92,191

(a)	Employee related liabilities are largely comprised of long-term employee compensation programs.

GE Transportation
(A carve-out business of General Electric Company)

(b)	Consists of reserves for uncertain tax positions.

(c)	Other liabilities primarily consist of holdbacks and earn-outs.

NOTE 16          COMMITMENTS AND CONTINGENCIES

WARRANTY OBLIGATIONS

As part of our product sales we provide standard warranty coverage to our customers as part of customary practices in the market to provide assurance that the equipment sold will comply with agreed upon specifications and such standard warranty at the time of sale is limited to fixing product defects. Issuance of a product warranty constitutes a commitment, which must be accrued as a loss contingency if expenditures under the warranty are both probable and reasonably estimable. The Business provides for estimated product warranty expenses when the related product sale is recognized. Additionally, we may elect certain corrective actions, at our expense, for certain product-related matters impacting our product portfolios. Warranty obligations are recognized for these matters when we commit to these corrective actions and they are estimable. Because warranty estimates are forecasts that are based on the best available information, primarily based on historical warranty claims experience and outstanding warranty period, claims costs may differ from amounts provided.

(In thousands)	2018	2017
Balance at January 1	$80,317	101,492
Current year provisions	20,803	25,128
Utilizations and other	(34,894)	(33,384)
Balance at June 30	$66,226	93,236

Approximately 65% and 59% of the warranty provision as of June 30, 2018 and June 30, 2017, respectively, are expected to be consumed beyond 12 months and therefore, are classified as a long-term liability in Other liabilities. Refer to Note 15 Other Current Liabilities and Other Liabilities.

GUARANTEES

The Business provides guarantees in the ordinary course of business. The Business believes the likelihood is remote that any such arrangements could have a significant adverse effect on these condensed combined financial statements of the Business. The Business records liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows, which are zero as of June 30, 2018 and December 31, 2017. The Business has off-balance sheet credit exposure through standby letters of credit, bank guarantees, bid bonds, and surety bonds. See Note 12 Borrowings. In addition, our Parent may provide the Business with parent company guarantees in certain jurisdictions where we lack the legal structure to issue the requisite guarantees required on certain projects. We are charged by our Parent the fair market value of such guarantees.

LITIGATION

The Business is subject to a variety of legal proceedings and legal compliance risks in all parts of the world where the Business operates or buys or sells its equipment and services. The Business has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. The global and diverse nature of our business and the changing enforcement environments in which it operates, means the Business will continue to face legal and compliance risks, the nature and outcome of which cannot be predicted with certainty. Currently, management believes there are no legal contingencies that are likely to have a material effect on the Business’s Condensed Combined Statements of Financial Position, Earnings, or Cash Flows.

In late November 2017, staff of the Boston office of the U.S. Securities & Exchange Commission (SEC) notified GE that they are conducting an investigation of GE’s revenue recognition practices and internal controls over financial reporting related to long-

GE Transportation
(A carve-out business of General Electric Company)

term service agreements. We have provided documentation to Parent regarding our long-term service agreement practices. Parent is providing documents and other information requested by the SEC staff, and our Parent is cooperating with their ongoing investigation.

NOTE 17          LEASES

LEASE COMMITMENTS

The Business is a lessee under various cancelable and non-cancelable operating lease arrangements for facilities, information technology, fleet, and other equipment having terms which expire on various dates. Rent expense for third party leases was $6,351 thousand and $5,539 thousand for the three months ended June 30, 2018 and 2017 and $11,977 thousand and $12,861 thousand for the six months ended June 30, 2018 and 2017, respectively. Rent of approximately $181 thousand and $499 thousand was charged by GE for these leases for the three months ended June 30, 2018 and 2017 and $1,396 thousand and $1,064 thousand for the six months ended June 30, 2018 and 2017, respectively, which was generally consistent with prior years. See Note 5 Related Party Transactions.

NOTE 18          PENSION AND POSTRETIREMENT BENEFIT PLANS

Certain employees are covered under GE’s retirement plans (e.g. pension, retiree health and life insurance). In addition, certain Canadian employees participate in the GE Canada Defined Benefit Pension Plan as well as the Canada Postretirement Benefits.

The Business is allocated relevant participation costs for these GE employee benefit plans by GE. As such, the Business has not recorded any liabilities associated with our participation in this multi-employer plan in our Unaudited Condensed Combined Statement of Financial Position as of June 30, 2018 and December 31, 2017.

Expenses associated with our employees’ participation in the U.S. GE pension and postretirement benefit plans are $20,158 thousand and $21,951 thousand for the three months ended June 30, 2018 and 2017 and $39,709 thousand and $41,415 thousand for the six months ended June 30, 2018 and 2017, respectively. Expenses associated with our employees’ participation in the GE Canada Defined Benefit Pension Plan and Canada Postretirement Benefits are $284 thousand and $317 thousand for the three months ended June 30, 2018 and 2017 and $569 thousand and $550 thousand for the six months ended June 30, 2018 and 2017, respectively.

NOTE 19          SEGMENT INFORMATION

BASIS OF PRESENTATION

Our reportable segments are organized based on the nature of markets and customers. Segment accounting policies are the same as described and referenced in Note 2 Summary of Significant Accounting Policies of our annual financial statements.

Certain information concerning our segments for the three and six months ended June 30, 2018 and 2017 is presented in the following tables. Consistent accounting policies have been applied by all segments within the Business, within all reporting periods.

GE Transportation
(A carve-out business of General Electric Company)

SEGMENT REVENUES

Refer to the table below for total revenues by segment for the three months ended June 30, 2018 and 2017.

	Total revenues
	For the three months ended June 30
(In Thousands)	2018	2017
Equipment	$321,468	$413,753
Services	530,574	486,197
Digital	74,495	72,847
Eliminations	(9,533)	(7,539)
Total revenues	$917,004	$965,258

	Total revenues
	For the six months ended June 30
(In Thousands)	2018	2017
Equipment	$599,461	$961,882
Services	1,037,134	891,335
Digital	156,775	150,723
Eliminations	(19,482)	(23,355)
Total revenues	$1,773,888	$1,980,585

OTHER SEGMENT INFORMATION

The Business uses segment profit to manage the Business and allocate resources. Management defines segment profit as operating income, plus interest income, less noncontrolling interest. Costs for corporate overhead functions are first attributed to the segments to the extent possible before being subject to various allocation methodologies. Refer to the table below for segment profit and a reconciliation to Net earnings attributable to Parent for the three months and six months ended June 30, 2018 and 2017.

	For the three months ended June 30
(In thousands)	2018	2017
Equipment	$(49,658)	$(9,506)
Services	164,160	151,860
Digital	1,159	4,978
Segment profit	$115,661	$147,332

Non-operating benefit costs	(2,504)	(8,532)
Restructuring costs	(2,582)	(19,636)
Interest expense and other finance charges	(5,055)	(9,141)
Provision for income taxes	(19,965)	(30,853)
Net earnings attributable to Parent	$85,555	$79,170

GE Transportation
(A carve-out business of General Electric Company)

	For the six months ended June 30
(In thousands)	2018	2017
Equipment	$(96,163)	$(12,992)
Services	322,440	252,945
Digital	849	6,611
Segment profit	$227,126	$246,564

Non-operating benefit costs	(5,155)	(11,262)
Restructuring costs	(4,416)	(69,677)
Interest expense and other finance charges	(9,381)	(15,353)
Provision for income taxes	(44,084)	(56,984)
Net earnings attributable to Parent	$164,090	$93,288

The Business does not identify total assets by segment for internal purposes as the Business’ CODM (“Chief Operating Decision Maker”) does not assess performance, make strategic decisions, or allocate resources based on assets.

NOTE 20          SUBSEQUENT EVENTS

The Business performed an evaluation of subsequent events through August 7, 2018, the date these unaudited condensed combined financial statements were issued, and determined there were no recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in these condensed combined financial statements. Refer to Note 1 Description of Business and Basis of Presentation for further detail on the Proposed Transaction announced on May 21, 2018.